EXHIBIT 99.1
NEWS RELEASE

From:	Citizens First Bancorp, Inc.
Contact:	Marshall J. Campbell
Chairman, President and CEO
Corporate Office:	525 Water Street
Port Huron, MI 48060
Telephone:	(810) 987-8300
Citizens First Bancorp, Inc. Announces Nasdaq Non-Compliance Notice
FOR IMMEDIATE RELEASE:
     PORT HURON, MICHIGAN, October 15, 2009. Citizens First Bancorp, Inc. (“Company”) (NASDAQ:CTZN), the holding company for CF Bancorp, a Michigan savings bank (the “Bank”), announced today that on October 9, 2009 it received a letter from the Listing Qualifications Staff of The Nasdaq Stock Market (the “Staff”) notifying the Company that it failed to comply with Nasdaq’s minimum bid price requirements for continued listing set forth in Nasdaq Marketplace Rule 5450(a)(1) (the “Minimum Bid Price Rule”), which requires companies to maintain a minimum bid price of $1.00 per share.
     In accordance with Marketplace Rule 5810(c)(3)(A), the Company has 180 calendar days to regain compliance with the Minimum Bid Price Rule. The Staff will provide written notification to the Company that it has achieved compliance with the Minimum Bid Price Rule if, at any time before April 7, 2010, the minimum bid price of the Company’s common stock closes at $1.00 per share or more for at least 10 consecutive trading days. If the Company does not regain compliance with the Minimum Bid Price Rule by the required deadline, the Company’s common stock will be subject to delisting from the Nasdaq Global Select Market. The Company may, however, be eligible for an additional grace period if it satisfies the initial listing standards (with the exception of the Bid Price Rule) for listing on The Nasdaq Capital Market, and it submits a timely application to Nasdaq to transfer the listing of its common stock to the Nasdaq Capital Market. The Company will continue to evaluate its options with respect to maintaining the listing of its common stock on the Nasdaq stock market.
About Citizens First Bancorp, Inc.
     CF Bancorp is a wholly owned subsidiary of Citizens First Bancorp, Inc. (NASDAQ: CTZN), a thrift holding company headquartered in Port Huron, Michigan. Founded in 1938, CF Bancorp is one of the largest community banks in southeast Michigan with 24 Banking Centers, 34 ATMs, and more than $1.8 billion in assets. CF Bancorp is a full-service bank offering a complete range of consumer and business banking products designed to achieve its customers’ financial goals.
     Statements contained in this news release may be forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of such words as “intend,” “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated,” and “potential.” Such forward-looking statements are based on current expectations, but may differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The forward-looking statements are made as of the date of this release, and the Company assumes no obligations to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.